For Immediate Release

           COMPOSITE TECHNOLOGY APPOINTS DENNIS CAREY TO BOARD OF DIRECTORS

Irvine, CA – September 13, 2010 - Composite Technology Corporation (CTC) (OTC Bulletin Board: CPTC) announced today that its Board of Directors has appointed Dennis Carey to the Board of Directors of CTC.  Mr. Carey will replace John Mitola, who submitted his resignation for personal reasons to the Board effective September 7, 2010.  Mr. Carey has no prior relationship with CTC or its directors and employees, and therefore his appointment meets the criteria to serve as an independent director.  The Board of Directors continues to be comprised of a majority of independent directors, with three independent directors serving a five member board.

Dennis Carey is Vice Chairman of Korn/Ferry International, based in Philadelphia and Scottsdale, Arizona.  Mr. Carey specializes in the recruitment of CEOs and corporate directors.  In recent years, he has conducted searches for the CEOs of 3M, Tyco International, MCI and American Standard, among others.  Mr. Carey also has assisted numerous boards in CEO succession projects.  He has done board of director searches for dozens of companies, among them American Express, Tyco International (entire new board), CBS, Rohm and Haas, Amgen, AmerisourceBergen, Allied Signal, VF Corporation, GlaxoSmithKline, Covidien, Cigna, Goldman Sachs, Merrill Lynch and UNOCAL.  He has also conducted director searches for a number of spin offs and new boards, including AT&T Wireless, NCR, Sprint, and Delphi Automotive.  Previously, Mr. Carey spent nearly two decades at another global recruitment firm.  He was a managing director at Hay Management Consultants.  He has also served as Secretary of Labor and Industry to Governor Pierre S. DuPont IV and as vice president of the University of Delaware.

Mr. Carey serves as a director of AirClic, Inc. and Scanbuy Inc., and was formerly a director of Closure Medical Corporation which was sold to Johnson & Johnson.  He founded or co-founded G100, the Chairman Academy, CEO Academy, Prium, Lead Director Academy, CHRO / Board Academy hosted at the Wharton School, and the Director’s Institute at Wharton.

Mr. Carey holds a Ph.D. in finance and administration from the University of Maryland and was a post doctoral fellow at Harvard University in 1982-1983.  He has also held visiting Fellowships at Princeton Theological Seminary and the ECC.  He has also published three books:  CEO Succession and The Human Side of M&A, both published by Oxford University Press in 2000, and How to Run a Company, published by Crown Press in 2003.  Mr. Carey has published op-ed pieces and articles recently in the Financial Times, Wall Street Journal, The McKinsey Quarterly, and The Harvard Business Review on Corporate Governance, CEO succession, the role of the Non-Executive Board Leader, as well as the changing role of the Audit Committee.

“Mr. Carey brings a wealth of contacts within the corporate world along with experience in the operations of boards of public companies.  He has a keen interest in technology companies and the many challenges faced by companies dealing in growth of a technology in international marketplace,” stated Benton Wilcoxon, Chairman and CEO of CTC.  “We are pleased with this appointment and are confident that Mr. Carey will be of great assistance to the Board of Directors as we plan and implement our new strategy.”

“I am pleased to join the Board of CTC and look forward to being a part of this terrific board and bringing this revolutionary technology to the marketplace,” stated Dennis Carey.

Further details regarding these changes to CTC’s Board of Directors will be included in a Form 8-K report to be filed with the Securities and Exchange Commission in a timely manner.

2026 McGaw Avenue, Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 428-8515

About CTC:
Composite Technology Corporation’s patented ACCC® conductor technology enables superior performance of high voltage transmission and distribution electrical grids.  ACCC® conductors use CTC’s proven carbon fiber core which is produced by its subsidiary, CTC Cable Corporation, at its Irvine, California headquarters and delivered to qualified conductor manufacturers who produce and distribute ACCC® conductors to operators of electrical grids worldwide.  CTC’s conductor technology significantly reduces thermal line sag and can replace similar diameter and weight traditional conductors with its higher capacity and more energy efficient ACCC® conductor.  It is an ideal conductor for both upgrading existing power lines as well as building new lines since the technology allows for the reduction of the number of support structures and/or a reduction of their height.  Since its commercial introduction in 2005, nearly 9,000 kilometers of ACCC® conductor have been installed in all environmental and operating conditions, including severe heat and ice environments, long span applications and high capacity corridors for the modern grid.  ACCC® is a registered trademark of CTC Cable Corporation.

For further information, visit our website: www.compositetechcorp.com or contact Investor Relations:  James Carswell, +1-949-428-8500.

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (the “Company”). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, resolution of pending and threatened litigation matters involving CTC or its subsidiaries, resolution of disputes with CTC’s or subsidiaries’ creditors competition with larger companies, development of and demand for a new technology, general economic conditions, the availability of funds for capital expenditure and financing in general by us and our customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company, including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2009 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K that will be included with or prior to the filing of the Company’s next Quarterly or Annual Report.

2026 McGaw Avenue, Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 428-8515